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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
       THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(D)OF THE
                            SECURITIES EXCHANGE ACT OF 1934.

                           COMMISSION FILE NO. 0-24476

                    SOUTH CAROLINA COMMUNITY BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

   110 SOUTH CONGRESS STREET, WINNSBORO, SOUTH CAROLINA 29180, (803) 635-5536
    (Address, including zip code and telephone number including area code of registrant's principal executive offices)

                          COMMON STOCK, PAR VALUE $0.01
            (Title of each class of securities covered by this form)

                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i) [X]         Rule 12h-3(b)(1)(i)     [ ]
            Rule 12g-4(a)(1)(i) [ ]         Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(2)(i) [ ]         Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(i) [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                            Rule 15d-6              [ ]

   Approximate number of holders of record as of the certification date: none


      Pursuant to the requirements of the Securities Exchange Act of 1934, Union Financial Bancshares, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: November 15, 1999              BY:  /s/ Dwight V. Neese
                                          --------------------------------------
                                          Dwight V. Neese, President and
                                          Chief Executive Officer
                                          Union Financial Bancshares, Inc.